Exhibit 10.29.2

LOAN SATISFACTION AND TERMINATION OF ASSIGNMENT OF DEFENSE AND ESCROW AGREEMENT

WHEREAS, Golf Trust of America, L.P. (“GTA”) and Elk Funding, L.L.C. (“Elk Funding”) entered into that certain Loan Agreement dated July 15, 2004 (the “Loan Agreement”) pursuant to which Elk Funding made a loan to GTA in the amount of Two Million and No/100 Dollars ($2,000,000) as evidenced by Promissory Note A (“Note A”) in the amount of Seven Hundred Thousand and No/100 Dollars ($700,000) and Promissory Note B (“Note B”) in the amount of One Million Three Hundred Thousand and No/100 Dollars ($1,300,000), both dated July 15, 2004 (the Loan Agreement, Note A and Note B are collectively referred to herein as the “Loan Documents”);

WHEREAS, Note B was previously satisfied and terminated by mutual agreement of the parties;

WHEREAS, Note A is secured by that certain Assignment of Defense and Escrow Agreement between GTA and Elk Funding, dated July 15, 2004, assigning to Elk Funding a security interest in the Defense and Escrow Agreement among GTA and others dated July 15, 2004;

WHEREAS, in consideration of the satisfaction of Note A, the Defense and Escrow Agreement is being amended simultaneously herewith to waive GTA’s rights pursuant to that agreement to receive certain payments from the sale of a parcel of real property known as Parcel F;

WHEREAS, in further consideration of the satisfaction of Note A, GTA will consent to the extension of the closing deadline and all other terms of and under that certain Second Amendment to Amended and Restated Agreement for Sale and Purchase of Real Property – Parcel F  between Golf Host Resorts, LLC (“Golf Host”) and Parcel F, L.L.C. (the “Second Amendment”);

WHEREAS, in further consideration of the satisfaction of Note A, GTA will waive any and all rights it now has or may have pursuant to the Parcel F Agreement, including any amendments or extensions thereof, to receive reimbursement of its legal fees related the sale of Parcel F; and

WHEREAS, the parties hereto desire to terminate the Loan Agreement, declare Note A paid in full and satisfied, and to release each other from any further obligations under the Loan Documents.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that:

1.                                       Elk Funding does hereby consent to the First Amendment to the Defense and Escrow Agreement.

2.             At such time as Golf Host receives the sum of Seven Hundred Ten Thousand and No/100 Dollars ($710,000) pursuant to the terms of Section 2 of the Second Amendment:

a.               the debt evidenced by Note A shall be deemed to have been paid in full and satisfied.

b.              the Loan Documents shall be deemed to be terminated and neither party shall have any further obligations under any of the Loan Documents.

c.               the  Assignment of Defense and Escrow Agreement and the security interest created therein shall be deemed to be terminated.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal this 28th day of December, 2006.

WITNESSES:	Elk Funding, L.L.C.

/s/ Brandi McClung
	By:	/s/ Robert Geimer
/s/ Mellany Williamson	Its:	Vice President